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                                     EXHIBIT 11

                           Washington Trust Bancorp, Inc.
                         Computation of Per Share Earnings
                 For the Three Months Ended March 31, 1997 and 1996


(Shares in thousands)                                   1997                 1996
                                                   ---------------      ---------------

PRIMARY:
Weighted average shares                                   4,366.3              4,259.0
Common stock equivalents                                    176.2                138.2
                                                   ---------------      ---------------

Primary weighted average shares                           4,542.5              4,397.2
                                                   ---------------      ---------------


FULLY DILUTED:
Weighted average shares                                   4,366.3              4,259.0
Common stock equivalents                                    176.1                141.3
                                                   ---------------      ---------------

Fully diluted weighted average shares                     4,542.4              4,400.3
                                                   ---------------      ---------------


Net income                                                 $2,151               $2,009
                                                   ---------------      ---------------


Primary earnings per share                                   $.47                 $.46
                                                   ---------------      ---------------

Fully diluted earnings per share                             $.47                 $.46
                                                   ---------------      ---------------
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